Exhibit 99.2

IMPLANT SCIENCES CORPORATION

SECOND QUARTER FISCAL 2014

EARNINGS CONFERENCE CALL SCRIPT

February 13, 2014

CFO – Roger Deschenes

Thank you. I'd like to welcome everyone to Implant Sciences' Second Quarter Fiscal 2014 Earnings Conference Call.  We also welcome those of you joining us on the webcast. On the call this afternoon are Glenn Bolduc, President and Chief Executive Officer, Bill McGann, Chief Operating Officer and Darryl Jones, Vice President, Sales and Marketing. We will begin by providing a brief financial report on the Company’s Fiscal 2014 results for the three and six months ended December 31, 2013.  Glenn will provide a market overview and discuss recent developments. Following our prepared remarks, we will open the call up for questions from today’s participants.

During this afternoon‘s presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company's financial performance.  Each time we do, we will try to identify these statements with words such as “expect,” “believe,” “anticipate” or other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.  Please consider the risk factors contained in the press release issued on February 13, 2014 and stated during this conference call, as well as the risk factors and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, as amended, which is on file with the Securities and Exchange Commission.

During our presentation we may discuss or disclose non-GAAP measures.  These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with US GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within the U.S. or 617-801-6888 outside the U.S. and entering the pass code 71522366.  Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, February 13th, 2014.  We undertake no obligation to update these statements as a result of future events.  Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

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On February 13, 2014, we issued an earnings press release summarizing the Company’s financial performance for the three and six months ended December 31, 2013.  Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2013, will be filed with the Securities and Exchange Commission, tomorrow, February 14, 2014.

Review of fiscal results

Revenues for the three months ended December 31, 2013 were $3,150,000 as compared with $6,938,000 for the comparable prior year period, a decrease of $3,788,000, or 54.6%. For the six months ended December 31, 2013, revenues were $4,315,000 as compared with $8,353,000 for the prior year period, a decrease of $4,038,000, or 48.3%.  The revenue decrease, in both the three and six month periods ended December 31, 2013, is due primarily to an 80% decrease in the number of QS-H150 handheld units sold in the three and six months ended December 31, 2013, due primarily to the shipment of QS-H150 handheld units under our contract with the India Ministry of Defence in the December 31, 2012 period, resulting in a 79% decrease in QS-H150 revenues, and, to a lesser extent, revenues decreased due to lower sales of parts and supplies in the period ended December 31, 2013 (due to the India MoD shipment), partially offset by increased sales of our QS-B220 desktop units, due to increased shipments to U.S. air cargo screening facilities, increased shipments into Latin American and to agencies of the U.S. government.  QS-B220 sales for the three and six months ended December 31, 2013 were $1,763,000 and $2,599,000, respectively. Average unit sell prices on sales of our QS-H150 handheld units, for the three and six months, increased 4.3% and 5.0%, respectively. The percentage breakdown of our revenue for the three months ended December 31, 2013 is; H-150 40%, B-220 56% and parts and supplies 4%, compared to 88%, 2% and 10%, respectively and for the six months is H-150 35%, B-220 60% and parts and supplies 5%, compared to 88%, 3% and 9%, respectively.

Gross margin for the three months ended December 31, 2013 was $1,170,000 or 37.1% of revenues as compared with $2,468,000 or 35.6% of revenues for the prior year period.  For the six months ended December 31, 2013, gross margin was $1,383,000 or 32.1% of revenues as compared with $2,429,000 or 29.1% of revenues.

The decrease in gross margin dollars, for both the three and six months ended December 31, 2013, is due primarily to decreased sales of QS-H150 handheld units due to the shipment under our contract with the India Ministry of Defence in the prior year periods. The increase in the gross margin percentage, for both the three and six months ended December 31, 2013, is primarily the result of decreased stock-based compensation recorded on stock option grants to officers and directors in September 2012, partially offset by increased manufacturing overhead spending due to an increase in manufacturing personnel costs and increased occupancy costs, as compared to the prior year period.

Research and development expense for the three months ended December 31, 2013 was $1,191,000 as compared with $1,068,000 for the comparable prior year period, an increase of $123,000 or 11.5%.  Research and development expense for the six months ended December 31, 2013 was $2,422,000 as compared with $2,405,000 for the comparable prior year period, an increase of $17,000 or 0.7%. The increase in research and development expense, for the three and six month periods, is due primarily to increased payroll and related benefit costs, increased occupancy costs, increases in government testing fees and increase prototype expense, offset partially by decreases, in the three and six month periods, of $71,000 and $409,000, respectively, in stock-based compensation recorded on the September 2012 officer and director option. The increase in research and development spending is due to the ongoing development of the QS-

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B220 trace detector, the development of a portable explosives and drugs detector, the continued development of a hyphenated system employing ion mobility and mass spectrometry and the ongoing effort with the regulatory approval process.

Selling, general and administrative expenses for the three months ended December 31, 2013 were $2,686,000 as compared with $3,793,000 for the comparable prior year period, a decrease of $1,107,000, or 29.2%. For the six months ended December 31, 2013, selling, general and administrative expenses were $6,094,000 as compared with $13,924,000 for the comparable prior year period, a decrease of $7,830,000, or 56.2%. The decrease in selling, general and administrative expenses, for the three and six month periods, is due primarily to decreased stock-based compensation recorded on the September 2012 officer and director option grants, the imposition of liquidated damages under our contract with the India Ministry of Defence in the prior year period and we saw decreases in bank charges, legal expenses and variable sales expenses.  These decreases are offset partially by increases in payroll, related benefit costs and travel expense resulting from the addition of sales personnel, increased occupancy costs, due to the relocation of our corporate offices, increased stock-based compensation on non-employee warrants and increased selling expenses due to the opening of our Shanghai representative office, increased participation at industry trade shows and an increase in demonstration units provided to our sales force.

For the three months ended December 31, 2013, other expense was $1,674,000 as compared with other expense of $1,330,000, for the prior year period, an increase of $344,000. For the six months ended December 31, 2013, other expense was $3,269,000 as compared to $2,571,000, for the prior year period, an increase of $698,000. The increase in the three month and six month periods is due to increased interest expense on higher borrowings under our credit facility with DMRJ.

Our net loss for the three months ended December 31, 2013 was $4,381,000 as compared with a net loss of $3,723,000 for the comparable prior year period, an increase in the net loss of $658,000. The increase in the net loss is primarily due lower sales, increased operating expenses and increased interest expense, partially offset by decreased stock-based compensation recorded on the September 2012 officer and director option grants in the three months ended December 31, 2013.

 Our net loss for the six months ended December 31, 2013 was $10,402,000 as compared with a net loss of $16,471,000 for the comparable prior year period, a decrease of $6,069,000.  The decrease in the net loss is primarily due to the decrease in stock-based compensation recorded on the September 2012 officer and director option grants in the six months ended December 31, 2013, partially offset by increased operating expenses and increased interest expense

Aggregate stock based compensation recorded on employee stock options and non-employee warrants amounted to $707,000 for the three months ended December 31, 2013, compared to $1,691,000 in the prior year period and amounted to $2,319,000 for the six months ended December 31, 2013, compared to $11,128,000, in the prior year period. On an adjusted EBITDA basis, earnings before interest, taxes, depreciation, stock-based compensation and the value of warrants and common stock issuances, our loss for the three months ended December 31, 2013 was $1,891,000, compared with loss of $681,000 and for the six months, on an adjusted EBITDA basis, our loss was $4,598,000, compared with a loss of $2,713,000.

That concludes the financial report and I will now turn the call over to Glenn.

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Glenn Bolduc - Implant Sciences Corp. – President and Chief Executive Officer

Thank you, Roger. We would also like to thank all of the participants joining us on today’s call.

After a recent Company all-hands meeting reviewing our second quarter, some of our employees offered comments, themselves impressed by the number of accomplishments achieved by the Company.   This continues to be a very exciting time for Implant Sciences, especially with the sales orders announced this week.  With everything going on around here, it is easy to forget just how far we have come. You could call it the small company version of the forest and the trees problem.

Today, we get to do the public version of the all-hands meeting we had a few weeks ago.  Some of what we’ll talk about today, you will have heard before.  However, when you hear it reviewed in context with our goals and objectives, we think that you, like our employees, will be impressed at just how much has been accomplished.

We have spoken several times about the importance of certifications and qualifications to our business.  In the second quarter we racked up a string of approvals, the speed of which is unprecedented in the industry. We opened the quarter with the certification of the QS-B220 by STAC, or Service Technique D’Aviation Civile, the regulatory organization equivalent to TSA in France.  Less than three weeks later, we received notification from TSA that our B220 product would be added to the Qualified Products section of the Air Cargo Screening Technology List (ACSTL).   At the end of October, the Department of Homeland Security Designated the QS-B220 as a Qualified Anti-Terrorism Technology under the SAFETY Act.  Finally, it was also during the second quarter that the QS-B220 entered testing at TSIF, TSA’s Transportation Security Integration Facility, an all-important step towards being qualified for the larger markets in checkpoint and checked baggage screening in the U.S.

It doesn’t take a mind reader to know what some of you are thinking. “Great! Nice job! So, where are the sales?”

Let’s talk about that.  The short answer is that sales are growing and we are gaining market share.

In December, just a couple of months after receiving our STAC certification and TSA qualification, we announced over $2 million in orders.  These orders came from a variety of sources, including a strong surge in air cargo screening sales.  Over all of 2013, we estimate that we captured around 10% of the U.S. air cargo sales, most of it in the recently completed quarter. Every one of these orders is a share take away from one of the larger, established players in the market.  This much progress in just a couple of months with a newly qualified product is pretty impressive.

Our share continues to grow.  Just last week we received a purchase order from a well-known international shipper, and we can now count two of the three major worldwide air cargo carriers as customers.  This is a clear sign that our small Company is successfully competing with the established players on an unprecedented scale.  We state proudly that we are the first Company in twenty years to break into this space and Implant Sciences presents serious competition to the two entrenched companies.

Building on our success in December, we have announced well over $3 million in sales

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since January 1st.  Combined with December’s announcements, the total exceeds $5 million in just 3 months.

Let us put that $5-plus million in perspective.  First, it is 50% more than our entire year revenues for FY2012. $5 million is about 40% of our entire year revenue in FY2013, and over 80% over the orders we received during FY 2013, and it has been announced in just the last three months. It also is a revenue rate that can sustain the Company well into the future.

Can we promise that sales will continue at this rate?

Of course not, and you would be right to be skeptical if we did, but we can promise you this:  everything that we have accomplished so far is only a fraction of the opportunity in front of us. Becoming qualified for air cargo screening in the U.S. and receiving STAC certification in France were important steps, but they are only the beginning.

The current TSA list of Certified Cargo Screening Facilities in the U.S. includes fewer than 600 locations. Not companies, but locations, the majority of which use only one or two ETD systems. By comparison, TSA owns and operates thousands of ETD units in airports across the US.  Units that they replace on a planned cycle to ensure that they are deploying the latest security technology.  We represent that latest technology!

Given this, some of you are probably wondering why we made air cargo qualification our initial target. Part of the reason is that the air cargo qualification was faster to get established with our new technology and created a springboard for the larger checkpoint / checked baggage opportunity.  To become qualified for checkpoint and checked baggage screening there are numerous steps beyond laboratory performance, the progress on some of which we have been reporting to our investors along the way.

One may also question why it is necessary to meet a large number and different set of operational requirements that are not part of the air cargo qualification process.  The answer is simple.  The end customer is the TSA and they are solely responsible for all of the security technologies deployed across aviation security – including seamless integration of these diverse technologies into a holistic, networked security system.

In pursuing air cargo first, we were able to focus our resources on the base performance of our system which included aspects such as detection, false alarm rates, and throughput.  Once we established an impressive record in the core performance of our detection capabilities, we were able to focus on the implementation and testing of the additional capabilities required for checkpoint and checked baggage – Namely, operational utility, secure network capability (STIP), and integration.  This is progressing at a good pace that is very consistent with TSA’s expectations.

The other part of the answer is that we had some reason to believe that the procurements of ETD equipment by TSA would occur sometime between late 2013 and mid-2014. We also knew there was a hard deadline approaching in the air cargo screening market that we would have run the chance of missing completely if we had not pursued air cargo approval and qualification first.  In hindsight, we have done the right thing and the growing momentum in sales and credibility with our customers is validation.

In June of 2013, after we completed the laboratory approvals for the Checkpoint QPL, we entered into phase two of the evaluation, known as TSIF.   The Transportation Security Integration Facility is located at Reagan National Airport in Washington DC.  It is here that those features of usability, operational reliability, network capability and IT security are assessed and analyzed.  While we are not authorized to publish any results from this phase of testing, we are

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proud to report here that we successfully completed and cleared the critical TSIF objectives in early January 2014.

As of today, we have entered into the final phase of testing for the TSA checkpoint QPL process.  This is referred to as Operational Test & Evaluation or OT&E.  We are in the process of installing and training TSA transportation security officers (TSO’s) at two major category-X airports.  We cannot divulge which airports have been selected by TSA, but those of you who are frequent travelers may well encounter them in your travels domestically.

We expect that the OT&E phase will last a couple of months and will be followed by a detailed Government review and reporting period by TSA that can last an additional couple of months.  Our summary assessment in all of this is that this timing will position us well for the next TSA ETD procurement.

In our last call we remarked that, depending on the timing of checkpoint qualification, our annual revenues could grow from $12 million to $17-$24 million.  We would like to provide you with an update on that projection.  We still believe we are in a position to receive U.S. Government orders measured in millions of dollars, and believe we may see activity in this area by the end of our fiscal year.  However, the timing of these potential orders is very difficult to predict. We have more confidence that U.S. Government orders will contribute positively to our results in the September quarter which is the first quarter of the Company’s fiscal 2015.

In a recent visit from senior members of the TSA technology and acquisition team, as well as the Canadian TSA (CATSA), we were strongly encouraged to keep our focus and were given very strong accolades in both our innovative technology and our approach.  In a nutshell, we believe we are taking all of the right steps to establish sustainable new product in the industry to meet the current and future need of these critical customers.  We believe our technology represents a platform to meet and address the threat potential in the next 5-10 years.

Beyond TSA, we are currently in active testing with two other branches of the U.S. Government.  We anticipate that these tests, started during the second quarter, will be complete before these agencies prepare their new budgets.  This turns out to be a case where sequestration may actually help us in the long run, as the organizations work to make up for purchases deferred due to recent budget delays.

We also continue to pursue other international approvals and certifications.  While no one of these is likely to have the same revenue impact as the TSA checkpoint and checked baggage qualification, each provides significant additional opportunity to the Company.  These incremental approvals are essential for us to achieve in our journey from a Capable to Credible and ultimately a globally Competitive Company.

All of this activity positioned us well for negotiating an extension of our credit line with DMRJ well in advance of its previous due date of March 2014.  In November of 2013, DMRJ agreed to extend our credit to September 2014. We have had the pleasure of working with DMRJ for a long time, and we have remarked time and again on how valuable their guidance and advice has been to us. They are some pretty smart guys that know a lot about making money, which should tell you something when we say that this extension was one of the easiest negotiations we have had because of how impressed they are with our progress and opportunity.   As always, we thank them for their continued support.

We also thank our investors for their loyalty and patience.  When we set out on this journey, we knew we were attempting something difficult, but we also believed it was the best way to build value for our shareholders.  We remain as convinced of that as ever.  What used to

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be a small, scrappy challenger, has transformed into a growing, proven performer.

Our competitors talk about their certifications and qualifications? Well... we have those too.  A competitor mentions having sold 3,000 units of one of their models?  We’ve sold nearly 2,000 of our QS-H150.  Our competitors announce large orders?  We can announce large orders too, and every large order we get is cutting into their market share in addition to creating new demand to grow the markets with our new technology.

We can’t promise to make specific revenues by specific dates yet.  We will need to land a few large contracts and delivery orders to drive a better level of predictability and a greater level of underlying consistency in our results.  We will do this and are close to getting there.  History has proven that we can’t promise that everything will happen as fast as we want it to.  But we can promise that we show up ready to play every day, and we are determined.  We have the talent and the technology to succeed, and we aren’t the only ones who believe it.

 Thank you for participating in today’s conference call and for your continued interest in Implant Sciences. We will now take your questions.

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